Exhibit 99.1

FRIDAY MARCH 20, 2020

SOTHERLY HOTELS INC. PROVIDES CLARIFICATION REGARDING ITS FIRST QUARTER PREFERRED STOCK DIVIDENDS

Williamsburg, Virginia – March 20, 2020 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced further clarification regarding its preferred stock dividends.  On March 17, 2020, the Company announced that, as a result of the impacts of the COVID-19 pandemic and as approved by its board of directors, it is deferring payment of its previously announced dividends for its Series B Cumulative Redeemable Perpetual Preferred Stock, Series C Cumulative Redeemable Perpetual Preferred Stock, and Series D Cumulative Redeemable Perpetual Preferred Stock that were each scheduled to be paid on April 15, 2020 to shareholders of record as of March 31, 2020.  In connection with that payment deferral, the March 31, 2020 record date for each of those series of preferred stock has been cancelled. The Company expects to set a new record date for future dividend payments when approved by its board of directors.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185